Exhibit 3.15

CERTIFICATE OF INCORPORATION

OF

INGALLS SHIPBUILDING, INC.

1. The name of this corporation is Ingalls Shipbuilding, Inc.

2. The address of this corporation’s registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19805-1297. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which this corporation shall have authority to issue is 1,000 shares of capital stock, with no par value.

5. The name and mailing address of the incorporator is:

John H. Mullan

1840 Century Park East

Los Angeles, California 90067

6. In furtherance and not in limitation of the powers conferred by statute, the board of directors of this corporation is expressly authorized to make, alter or repeal the bylaws of this corporation.

7. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of this corporation.

8. No director of this corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.

9. Neither the amendment nor repeal of Article 8, nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article 8, shall eliminate or reduce the effect of Article 8 in respect of any matter occurring, or any cause of action, suit or claim that, but for Article 8, would accrue or arise, prior to such amendment; repeal or adoption of an inconsistent provision.

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated therein are true.

Dated: May 17, 2002

State of California

County of Los Angeles

/s/ John H. Mullan
John H. Mullan, Incorporator